Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Randi Mitchell
Senior Vice President Marketing
817-367-4659
Randi.Mitchell@OmniAmerican.com
OMNIAMERICAN BANCORP REPORTS YEAR-END 2009 RESULTS FOR OMNIAMERICAN BANK
Fort Worth, Texas — February 19, 2010 — OmniAmerican Bancorp, Inc. (NASDAQ: OABC), the holding company for OmniAmerican Bank (the “Bank”), announced earnings and operating results of the Bank for the full year of 2009. Year end results include:
•	The Bank reported net income of $655,000 for 2009, a 1.7 percent increase from 2008.
•	Deposits increased to $910.0 million at December 31, 2009, from $739.8 million at December 31, 2008.
•	Net interest income after provision for loan losses increased by $2.6 million, or 10.1 percent, to $28.8 million for 2009 from $26.2 million in 2008.
•	Noninterest income increased $194,000, or 1.2 percent, to $16.5 million for 2009 from $16.3 million in 2008.
•	Total assets were $1.13 billion at December 31, 2009, compared to $1.07 billion at December 31, 2008.
•	Non-performing assets increased to $15.3 million as of December 31, 2009, from $6.3 million as of December 31, 2008.
Detailed Financials
OmniAmerican Bancorp, Inc., a Maryland corporation (the “Company”), was formed to serve as the stock holding company for OmniAmerican Bank as part of its conversion from the mutual to the stock form of ownership. As of December 31, 2009, the conversion had not been completed, and consequently, no per share information has been provided. As of December 31, 2009, the Company had no assets or liabilities, and had not conducted any business other than that of an organizational nature. Accordingly, financial and other information of OmniAmerican Bank is included in this earnings release.
The Company announced net income for the Bank of $655,000 for the year ended December 31, 2009, an increase of $11,000, or 1.7 percent, compared with net income of $644,000 for the prior year.
Net interest income increased by $4.0 million, or 13.4 percent, to $34.0 million for the year ended December 31, 2009 from $30.0 million for the year ended December 31, 2008. Total interest income decreased $4.0 million, or 6.9 percent, to $53.7 million for the year ended December 31, 2009 from $57.7 million for the year ended December 31, 2008, primarily due to a 2.7 percent decrease in the average balance of interest-earning assets and a 25 basis point decrease in the average yield on interest-earning assets. At the same time, total interest expense decreased by $8.0 million, or 28.9 percent, to $19.7 million for the year ended December 31, 2009 from $27.7 million for the year ended December 31, 2008, primarily due to 85 basis point decrease in rates paid on deposits and a 24.8 percent decrease in the average balance of borrowings.

The provision for loan losses increased by $1.4 million, or 35.9 percent, to $5.2 million for the year ended December 31, 2009 from $3.8 million for the year ended December 31, 2008 primarily due to a $2.2 million increase in net charge-offs.
Noninterest income increased $194,000, or 1.2 percent, to $16.5 million for the year ended December 31, 2009 from $16.3 million for the year ended December 31, 2008 primarily due to a $2.4 million increase in gains on sales of investment securities, partially offset by a $1.9 million decrease in service charges and other fees. Noninterest expense increased $2.7 million, or 6.6 percent, to $43.8 million for the year ended December 31, 2009 from $41.1 million for the year ended December 31, 2008, primarily due to increases in salaries and benefits expense of $1.8 million and operations expense of $1.8 million, partially offset by a decrease in professional and outside services expense of $1.1 million.
Total assets at December 31, 2009 were $1.13 billion compared to $1.07 billion at December 31, 2008. Cash and cash equivalents increased to $140.1 million at December 31, 2009 from $41.2 million at December 31, 2008, and deposits increased to $910.0 million at December 31, 2009 from $739.8 million at December 31, 2008. $131.0 million of the increases in cash and cash equivalents and deposits were due to stock subscriptions associated with the conversion.
Non-performing assets as of December 31, 2009 were $15.3 million as compared to $6.3 million as of the prior year-end. The primary contributing factors for the increase were a $6.3 million increase in other real estate owned resulting primarily from the foreclosure of six loans during 2009 and a $2.6 million increase in nonaccrual loans. The increase in nonaccrual loans was primarily due to a $1.6 million increase in the one- to four-family loans more than 90 days delinquent and a $1.0 increase commercial real estate loans placed on nonaccrual.
The allowance for loan losses was $8.3 million, or 1.18 percent of total loans receivable, at December 31, 2009, compared to $8.3 million, or 1.14 percent of total loans receivable, at December 31, 2008.
OmniAmerican Bank relocated its branch in Lewisville, Texas to Flower Mound, Texas. Operations in the new branch location began in December 2009.
About OmniAmerican Bancorp., Inc.
OmniAmerican Bancorp is traded under the NASDAQ Global Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 16 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services plus business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican has grown to manage assets over $1 billion, providing the highest level of personal service. Electronic banking and additional information are available at www.OmniAmerican.com.

Cautionary Statement About Forward-Looking Information
This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.
These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board; changes in our organization, compensation and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; and changes in the financial condition or future prospects of issuers of securities that we own.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bank
Consolidated Balance Sheets
(Unaudited, In thousands)

	December 31,
	2009	2008

ASSETS
Cash and due from financial institutions	$14,729	$17,242
Short-term interest-earning deposits in other financial institutions	125,415	24,000

Total cash and cash equivalents	140,144	41,242

Investments:
Securities available for sale (Amortized cost of $207,338 on December 31, 2009 and $228,249 on December 31, 2008)	210,421	230,304
Other	3,850	10,014
Loans held for sale	241	160

Loans, net of deferred fees and discounts	706,455	724,044
Less allowance for loan losses	(8,328)	(8,270)

Loans, net	698,127	715,774
Mortgage servicing rights	1,168	765
Premises and equipment, net	50,951	54,176
Accrued interest receivable	3,523	3,921
Deferred tax asset, net	7,514	8,406
Other real estate owned	6,762	488
Other assets	11,226	2,664

Total assets	$1,133,927	$1,067,914

LIABILITIES AND EQUITY CAPITAL
Deposits:
Noninterest-bearing	$205,992	$67,483
Interest-bearing	703,974	672,363

Total deposits	909,966	739,846

Federal Home Loan Bank advances	66,400	169,900
Other secured borrowings	58,000	58,664
Accrued expenses and other liabilities	8,405	10,175

Total liabilities	1,042,771	978,585

Commitments and contingencies	—	—

Equity capital:
Retained earnings	90,555	89,900
Accumulated other comprehensive income (loss):
Unrealized gain on securities available for sale, net of income taxes	2,035	1,356
Unrealized loss on pension plan, net of income taxes	(1,434)	(1,927)

Total accumulated other comprehensive income (loss)	601	(571)

Total equity capital	91,156	89,329

Total liabilities and equity capital	$1,133,927	$1,067,914

OmniAmerican Bank
Consolidated Statements of Operations
(Unaudited, In thousands)

	Year Ended December 31,
	2009	2008	2007
Interest income:
Loans, including fees	$44,702	$45,111	$44,016
Securities — taxable	8,902	12,536	10,899
Securities — nontaxable	111	49	—

Total interest income	53,715	57,696	54,915

Interest expense:
Deposits	12,771	18,105	22,724
Borrowed funds	6,903	9,572	6,964

Total interest expense	19,674	27,677	29,688

Net interest income	34,041	30,019	25,227

Provision for loan losses	5,200	3,825	3,650

Net interest income after provision for loan losses	28,841	26,194	21,577

Noninterest income:
Service charges and other fees	10,735	12,650	15,316
Net gains on sales of securities available for sale	2,516	121	—
Net gains on sales of loans	1,540	1,175	223
Net gains on sales of fixed assets	5	7	—
Commissions	781	1,166	1,020
Other income	886	1,150	1,010

Total noninterest income	16,463	16,269	17,569

Noninterest expense:
Salaries and benefits	21,051	19,261	20,977
Operations	14,464	12,712	12,379
Occupancy	4,067	4,104	4,094
Professional and outside services	3,204	4,281	3,560
Loan servicing	429	276	489
Marketing	542	443	934

Total noninterest expense	43,757	41,077	42,433

Income (loss) before income tax expense (benefit)	1,547	1,386	(3,287)
Income tax expense (benefit)	892	742	(1,115)

Net income (loss)	$655	$644	$(2,172)

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